UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2017

RPM INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2628 Pearl Road, P.O. Box 777, Medina, Ohio		44258
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (330) 273-5090

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 20, 2017, RPM International Inc. (the “Company”) closed its offering of $300 million aggregate principal amount of 4.250% Notes due 2048 (the “Notes”) pursuant to an Underwriting Agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”).

In connection with the closing, on December 20, 2017, the Company issued and sold to the Underwriters the Notes pursuant to the Underwriting Agreement.

The Notes are governed by the Indenture, dated as of April 8, 2014 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as supplemented by the Officers’ Certificate and Authentication Order, dated as of December 20, 2017 (the “Officers’ Certificate”). The Officers’ Certificate and the Base Indenture are referred to herein collectively as the “Indenture.”

Interest on the Notes will accrue from December 20, 2017 and will be payable semiannually in arrears on January 15th and July 15th of each year, beginning July 15, 2018, at a rate of 4.250% per year. The Notes mature on January 15, 2048.

The Indenture provides that an Event of Default (as defined in the Indenture) will occur if the Company defaults in any payment of interest on any Note when due and payable and the default continues for a period of 30 days, defaults in payment of any principal of any Note when due and payable at its stated maturity, upon optional redemption, or upon any required repurchase or upon declaration of acceleration or otherwise (subject to applicable notice and/or grace periods). Other Events of Default under the Indenture include: the Company’s failure to comply with certain corporate restrictions in the Officers’ Certificate, the Company’s failure to comply (subject to applicable notice and/or grace periods) with any of its other agreements contained in the Notes or the Indenture, the default under other indebtedness of the Company in an amount equal to or greater than the greater of $50 million or 10% of Consolidated Stockholders’ Equity (as defined in the Indenture), any final judgment (subject to certain rights of appeal and other limitations) against the Company or any of its subsidiaries in an amount equal to or greater than the greater of $50 million or 7% of Consolidated Stockholders’ Equity (as defined in the Indenture) remains unpaid or discharged for 60 days, and certain events of bankruptcy, insolvency or reorganization.

In certain Event of Defaults, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of then outstanding Notes by notice to the Company and to the Trustee, may declare 100% of the principal of, and accrued and unpaid interest, if any, on, all then outstanding Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

The foregoing description of the material terms of the Officers’ Certificate is qualified in its entirety by reference to the Officers’ Certificate which is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

4.1	Officers’ Certificate and Authentication Order dated December 20, 2017 for the 4.250% Notes due 2048 (which includes the form of Note) issued pursuant to the Indenture dated as of April 8, 2014, between the Company and Wells Fargo Bank, National Association.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPM International Inc.
(Registrant)
Date: December 20, 2017

/s/ Edward W. Moore
Edward W. Moore Senior Vice President, General Counsel and Chief Compliance Officer